Exhibit 99.1

Hologic Announces Upcoming Put Option and

Notice of Redemption of 2.00% Convertible Senior Notes Due 2042

Marlborough, Mass., January 29, 2018 – Hologic, Inc. (Nasdaq: HOLX) announced today that holders of the 2.00% Convertible Senior Notes due 2042 (CUSIP No. 436440 AC5) issued March 5, 2012 have the right to surrender their notes for repurchase by the Company. This right is pursuant to the put option under the base indenture governing the notes dated December 10, 2007, as supplemented by the third supplemental indenture dated March 5, 2012 (collectively, the indenture).

The put option entitles each holder of the notes to require the Company to repurchase in cash all or part (in principal amounts equal to $1,000 or multiples thereof) of the notes on March 1, 2018 (the put option repurchase date) at a price equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest, if any, upon the terms and subject to the conditions set forth in the indenture and the notes. Unless the Company defaults on the payment, interest on the notes surrendered for repurchase will cease to accrue on and after March 1, 2018. As of the date of this notice, $206,017,000 aggregate original principal amount of notes is outstanding.

The opportunity to exercise the put option commences on January 31, 2018 at 9 a.m. Eastern Time (ET), and expires at 5 p.m. ET on February 28, 2018 (the expiration date), which is the business day immediately preceding the put option repurchase date. Holders may withdraw any notes previously surrendered for repurchase at any time prior to 5 p.m. ET on the expiration date. To exercise the put option, or withdraw notes previously surrendered, a holder must follow the procedures set forth in the put right notice that is being delivered to all registered holders of the notes.

None of the Company, its board of directors or employees has made, or is making, any representation or recommendation to any holder of the notes as to whether to exercise the put option.

Notice of Redemption

In addition, the Company announced today that it has issued a notice of redemption to the holders of the notes to redeem any notes outstanding on March 6, 2018 (the redemption date) pursuant to its option under Section 11.01 of the supplemental indenture and Article 11 of the base indenture. As a result, notes that are not surrendered to the Company for repurchase as described above, or that are not surrendered for conversion prior to 5 p.m. ET on March 5, 2018, will be redeemed by the Company on the redemption date at a price equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest, if any, including contingent interest, to but not including, the redemption date. This redemption will be upon the terms and subject to the conditions set forth in the indenture and the notes. Unless the Company defaults on the payment of the redemption price, interest on such notes will cease to accrue, and principal on such notes will cease to accrete, on and after the redemption date, and the only remaining right of the holders of the notes will be to receive payment of the redemption price.

Conversion Right and Net Share Settlement Election

Pursuant to the terms of the indenture, holders of the notes have a right to convert them at any time prior to 5 p.m. ET on March 5, 2018, which is the business day immediately preceding the redemption date, subject to the terms, conditions and adjustments set forth in the indenture and the notes. The current conversion rate for the notes is 32.07698 shares of the Company’s common stock per $1,000 original principal amount outstanding, which is equivalent to a conversion price of approximately $31.81 per share.

The Company also announced today that it has irrevocably elected to settle any conversion of the notes entirely in cash pursuant to Section 12.02(a)(ii) of the supplemental indenture. This irrevocable election applies only to the 2042 notes.

Additional Information

At the Company’s request, Wilmington Trust Company, the trustee, paying agent and conversion agent for the notes, is delivering a put right notice and notice of redemption to all registered holders of the notes. In addition, the Company will file these notices with a tender offer statement on Schedule TO with the Securities and Exchange Commission today. Copies of these notices and additional information relating to the procedure for the surrender, conversion and/or redemption of the notes may be obtained from Wilmington Trust Company as provided below.

For the notice of redemption

Wilmington Trust Company

Rodney Square North

1100 North Market Street – 5th Floor

Wilmington, DE 19890

Attention: Corporate Capital Markets – Workflow Mgmt

For the put right notice

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Mgmt – 5th Floor

Telephone: (302) 646-6470

Facsimile: (302) 636-4139

About Hologic

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contact

Michael Watts

Vice President, Investor Relations and

Corporate Communications

(858) 410-8588